EXHIBIT 2.1

AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

This Amendment No. 2 to Stock Purchase Agreement (this “Amendment”) is dated as of December 16, 2004 by and among Actuant Corporation (“Purchaser”), Key Components, Inc. (the “Company”) and the shareholders of the Company whose names are set forth on the signature pages hereto. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Stock Purchase Agreement dated as of November 18, 2004 (the “Stock Purchase Agreement”) by and among Purchaser, the Company and the shareholders of the Company, as amended by Amendment No. 1 to Stock Purchase Agreement, dated December 3, 2004 (“Amendment No. 1”), by and among Purchaser, the Company and the shareholders identified thereon.

WHEREAS, the parties hereto desire to amend the Stock Purchase Agreement and Amendment No. 1 as provided herein:

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Stock Purchase Agreement and Amendment No. 1 are hereby amended by removing John Rutledge IRA as a party to the Stock Purchase Agreement and Amendment No. 1 and by adding John Rutledge as a party to each of Stock Purchase Agreement and Amendment No. 1.

2.	John Rutledge agrees to be bound by and comply with the terms of this Amendment, the Stock Purchase Agreement and Amendment No. 1.

3.	The introductory paragraph of each of the Stock Purchase Agreement and Amendment No. 1 is hereby amended by deleting “John Rutledge IRA” and in lieu thereof inserting “John Rutledge.”

4.	Section 2.2(a) of the Company Disclosure Schedule is hereby amended by deleting “John Rutledge IRA” from the list of shareholders and in lieu thereof inserting the following:

Registered Shareholder	Cert. No.	Cert. Date	No. of Shares	Total Preferred Shares
John Rutledge	P 34		851.92	851.92

5.	Section 1.4(f) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(f) an amount equal to the Option Debt, less amounts required to be withheld for tax purposes, will be paid to Automatic Data Processing, Inc. on behalf of the Option Holders;

6.	The definition of “Working Capital” under Section 9.1(tt) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(tt) “Working Capital” means an amount equal to any excess of the amount of the current assets (excluding cash) of the Company over the amount of the current liabilities (excluding Indebtedness and accrued interest) of the Company, on a consolidated basis, and as determined in accordance with GAAP applied consistently for all periods and in accordance with the past accounting practices of the Company and its Subsidiaries; provided, that the calculation of Working Capital shall exclude any assets or liabilities attributable to the Company’s Hudson Lock business which were transferred on October 22, 2004; provided, further, that the calculation of Working Capital shall exclude all fees and expenses payable to PricewaterhouseCoopers and the attorneys of the Company in connection with the audit of the Company and its Subsidiaries undertaken to facilitate the equity offering by Purchaser, which fees and expenses shall be for the account of the Purchaser.

7.	Section 1.4(h) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(h) an amount equal to the Purchase Price, as adjusted pursuant to Section 1.5(a), but excluding adjustments in subsections (a) through (g) above, less (i) the amount of the Change of Control Debt, (ii) the amount of the Indebtedness Payments less the amount of cash of the Company (determined in accordance with GAAP, except that, subject to confirmation by Purchaser of the dispatch, on or before December 30, 2004, to the Company of a payment by Detroit Diesel Allison on outstanding receivables, the amount of said payment, up to $2.372 million, will be treated as cash and the related receivables as paid as of the close of business on the day immediately preceding the Closing Date) as of the close of business on the day immediately preceding the Closing Date (the “Closing Cash”), as estimated by the Company in a certificate delivered to Purchaser not less than five (5) days prior to the Closing, (iii) the amount of the Outstanding Note Balance, (iv) the Escrow Payment, (v) the amount of the Option Debt, (vi) the amount of the Unpaid Transaction Fees and (vii) the aggregate amount of the Commissions (the “Closing Payment”) shall be paid to the Shareholders in the relative “Closing Payment Percentages” set forth next to the name of each Shareholder on the written notice to be delivered pursuant to Section 4.10.

8.	Section 5.3 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows: 5.3 Closing. Subject to the satisfaction of the conditions to Closing set forth in Section 5.1 and Section 5.2, the closing of this transaction (the “Closing”) shall take place at the offices of McDermott, Will & Emery, 50 Rockefeller Plaza, New York, NY 10020, at 10:00 a.m. on December 27, 2004, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the “Closing Date.”

9.	Except as amended hereby, the terms and conditions of the Stock Purchase Agreement and Amendment No. 1 shall remain in full force and effect.

10.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as an in-hand delivery of an original executed counterpart thereof.

11.	This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any applicable principles of conflicts of law.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

PURCHASER: ACTUANT CORPORATION

By:	/S/ ANDREW G. LAMPEREUR
Name: Title:	Andrew G. Lampereur Executive Vice President and Chief Financial Officer

THE COMPANY: KEY COMPONENTS, INC.

By:	/S/ ALAN L. RIVERA
Name: Title:	Alan L. Rivera Vice President

Signature Page to Amendment No. 2 to

Stock Purchase Agreement

THE SHAREHOLDERS: CHARLES H. DYSON 1976 TRUST

By:	/S/ JOHN S. DYSON
John S. Dyson, Trustee

and

By:	/S/ CLAY B. LIFFLANDER
Clay B. Lifflander, Trustee

CHARLES H. DYSON 1968 TRUST

By:	/S/ JOHN S. DYSON
John S. Dyson, Trustee

and

By:	/S/ CLAY B. LIFFLANDER
Clay B. Lifflander, Trustee

/S/ JOHN S. DYSON
John S. Dyson

MARGARET DYSON 1968 TRUST

By:	/S/ JOHN S. DYSON
John S. Dyson, Trustee

and

By:	/S/ CLAY B. LIFFLANDER
Clay B. Lifflander, Trustee

/S/ CLAY B. LIFFLANDER
Clay B. Lifflander

Signature Page to Amendment No. 2 to

Stock Purchase Agreement

/S/ CLAY B. LIFFLANDER
Clay B. Lifflander, as custodian for Hudson Bennett Lifflander

/S/ CLAY B. LIFFLANDER
Clay B. Lifflander, as custodian for Olivia Lee Lifflander

KELSO INVESTMENT ASSOCIATES VI, L.P.

By:	Kelso GP VI, LLC,
its general partner

By:	/S/ THOMAS R. WOLF IV
Name:	Thomas R. Wolf IV
Title:	Managing Member

KEP VI, LLC

By:	/S/ THOMAS R. WOLF IV
Name:	Thomas R. Wolf IV
Title:	Managing Member